Exhibit 11
RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Net Income Per Share

	For the three months		For the six months
	ended:		ended:
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Basic weighted average shares outstanding	5,396,938	5,236,480	5,371,970	5,182,159

Stock options
Options at $9.50	176	—	136	—
Options at $8.81	5,345	—	3,952	—
Options at $8.75	85	—	79	—
Options at $6.50	4,264	—	4,192	—
Options at $6.45	3,462	—	3,405	—
Options at $6.18	52,109	710	51,343	368
Options at $6.00	39,179	7,507	38,646	4,104
Options at $5.33	—	334	—	298
Options at $4.50	2,447	1,378	2,429	1,306
Options at $3.80	15,370	10,355	15,286	10,016
Options at $3.13	8,534	6,469	8,499	6,330
Options at $2.60	4,645	9,887	7,516	9,734
Options at $2.42	—	1,448	—	19,147
Options at $2.20	15,540	13,217	15,501	13,060
Options at $2.19	53,717	71,931	60,967	81,484
Options at $2.00	—	209	—	952
Options at $1.98	52,831	111,682	57,247	112,141

Diluted weighted average shares outstanding	5,654,642	5,471,607	5,641,168	5,441,099

Net income ($000’s)	$1,321	$943	$2,370	$1,873

Net income per share:
Basic income per share	$0.24	$0.18	$0.44	$0.36
Diluted income per share	$0.23	$0.17	$0.42	$0.34

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